Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s Posts Record First Quarter Earnings
Ankeny, IA, September 6, 2016 - Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported diluted earnings per share of $1.70 for the first quarter of fiscal 2017 ended July 31, 2016, compared to $1.57 per share for the same quarter a year ago. “Fuel gross profit dollars increased 19.1% for the quarter as both same-store gallons and margin exceeded goal,” stated Terry Handley, President and CEO. "We were pleased with the performance inside our stores as gross profit dollars excluding fuel increased 6.7%, despite the recent weaknesses reported in the broader convenience and food service industries."
Fuel - The Company's annual goal for fiscal 2017 is to increase same-store gallons sold 2% with an average margin of 18.4 cents per gallon. For the quarter, same-store gallons sold were up 3.1% with an average margin of 19.5 cents per gallon. The Company sold 17.9 million renewable fuel credits for $14.7 million during the first quarter. “Fuel margins finished above goal for the quarter due to elevated RIN values as well as a declining wholesale fuel cost environment experienced throughout the quarter,” said Handley. “Same-store gallons sold continue to benefit from lower retail fuel prices and increased miles driven throughout our operating territory.” Total gallons sold for the quarter were up 6.9% to 536 million gallons.
Grocery and Other Merchandise - Casey's annual goal for fiscal 2017 is to increase same-store sales 6.2% with an average margin of 32%. For the quarter, same-store sales were up 4.7% with an average margin of 31.6%. “Same-store sales for the grocery and other merchandise category fell below goal due in part to a deceleration of cigarette sales from prior year,” said Handley. Total grocery and other merchandise sales were up 7.5% to $566.2 million while total gross profit dollars increased 4.4% to $179.1 million.
Prepared Food and Fountain - The goal for fiscal 2017 is to increase same-store sales 10.2% with an average margin of 62.5%. Same-store sales for the quarter were up 5.1% with an average margin of 62.8%. "Although many retailers in the food service industry have reported a recent softening in traffic, we continue to see strong sales lifts from stores that recently implemented one or more of our growth programs. We will continue our disciplined rollout of these programs," said Handley. "The first quarter margin was above goal primarily due to lower commodity costs driven by the favorable cheese price locked in through December 2016." Total prepared food and fountain sales were up 9.1% to $243.7 million, and total gross profit dollars were up 9.6% to $153.1 million.
Operating Expenses - For the quarter, operating expenses were up 10.8% to $292.1 million. “The increase was in line with our expectations, and primarily driven by operating more stores this year compared to the same period one year ago, as well as the continued rollout of the various growth programs,” said Handley. Store-level operating expenses for the quarter were up 5.4% at stores not impacted by growth programs.
Expansion - The Company’s annual goal for fiscal 2017 is to build or acquire 77 to 116 stores, replace 35 existing locations, and complete 100 major remodels. The Company currently has 39 new stores under construction, including its first store in the state of Ohio, and did not open any new store constructions during the first quarter. The Company also acquired three stores during the first quarter. In addition, the Company has 72 sites under contract for future new builds, and eight acquisition stores under contract to purchase. The Company also has 22 replacement stores under construction, and completed three replacements during the first quarter. Finally, the

Company has 15 major remodels under construction, and completed six major remodels during the first quarter. “Our second distribution center in Terre Haute, Indiana, which became operational in February of 2016, opens new territory for future expansion. The state of Ohio will mark the Company's 15th state of operation. We are excited about our future growth opportunities in both existing and new markets," said Handley.
Dividend - At its September meeting, the Board of Directors declared a quarterly dividend of $0.24 per share. The dividend is payable November 15, 2016 to shareholders of record on November 1, 2016.
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Casey’s General Stores, Inc.
Condensed Consolidated
Statements of Income
(Dollars in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended July 31,
	2016	2015
Total revenue	$1,970,079	$2,048,592
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,520,284	1,637,350
Gross profit	449,795	411,242
Operating expenses	292,128	263,582
Depreciation and amortization	45,855	39,399
Interest, net	10,540	10,084
Income before income taxes	101,272	98,177
Federal and state income taxes	33,880	36,371
Net income	$67,392	$61,806
Net income per common share
Basic	$1.72	$1.59
Diluted	$1.70	$1.57
Basic weighted average shares	39,156,462	38,964,765
Plus effect of stock compensation	474,677	420,727
Diluted weighted average shares	39,631,139	39,385,492

Casey’s General Stores, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	July 31, 2016	April 30, 2016
Assets
Current assets
Cash and cash equivalents	$189,490	$75,775
Receivables	32,093	27,701
Inventories	205,773	204,988
Prepaid expenses	5,532	3,008
Income tax receivable	2,441	14,413
Total current assets	435,329	325,885
Other assets, net of amortization	19,382	18,981
Goodwill	128,791	128,566
Property and equipment, net of accumulated depreciation of $1,378,006 at July 31, 2016 and $1,340,249 at April 30, 2016	2,302,577	2,252,475
Total assets	$2,886,079	$2,725,907
Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	15,404	15,375
Accounts payable	269,847	241,207
Accrued expenses	134,861	130,989
Total current liabilities	420,112	387,571
Long-term debt, net of current maturities	872,427	822,628
Deferred income taxes	406,774	394,934
Deferred compensation	17,872	17,813
Other long-term liabilities	19,851	19,498
Total liabilities	1,737,036	1,642,444
Total shareholders’ equity	1,149,043	1,083,463
Total liabilities and shareholders’ equity	$2,886,079	$2,725,907
Certain statements in this news release, including any discussion of management expectations for future periods, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Revenue and Gross Profit by Product (Amounts in thousands)
Three months ended 7/31/2016	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$1,147,044	$566,174	$243,655	$13,206	$1,970,079
Gross profit	$104,429	$179,127	$153,052	$13,187	$449,795
Margin	9.1%	31.6%	62.8%	99.9%	22.8%
Fuel gallons	535,964
Three months ended 7/31/2015
Revenue	$1,286,241	$526,620	$223,382	$12,349	$2,048,592
Gross profit	$87,681	$171,549	$139,680	$12,332	$411,242
Margin	6.8%	32.6%	62.5%	99.9%	20.1%
Fuel gallons	501,169

Fuel Gallons						Fuel Margin
Same-store Sales Growth						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2017	3.1%					F2017	19.5	¢
F2016	3.4	3.3%	1.6%	4.6%	3.0%	F2016	17.5		24.7	¢	18.1	¢	17.8	¢	19.6	¢
F2015	3.0	2.3	2.2	3.5	2.6	F2015	18.9		19.5		22.0		16.9		19.3

Grocery & Other Merchandise						Grocery & Other Merchandise
Same-store Sales Growth						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2017	4.7%					F2017	31.6%
F2016	7.0	7.5%	7.1%	7.4%	7.1%	F2016	32.6	31.5%	31.2%	32.1%	31.9%
F2015	7.7	6.6	7.7	9.7	7.8	F2015	32.5	32.3	31.2	32.1	32.1

Prepared Food & Fountain						Prepared Food & Fountain
Same-store Sales Growth						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2017	5.1%					F2017	62.8%
F2016	10.3	9.4%	6.0%	8.2%	8.4%	F2016	62.5	63.4%	62.0%	61.9%	62.5%
F2015	11.1	11.1	14.1	13.5	12.4	F2015	59.9	59.3	58.7	60.9	59.7

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on September 7, 2016. The call will be broadcast live over the Internet at 9:30 a.m. CST via the Investor Relations section of our Web site and will be available in an archived format.